Exhibit 99.1

Important News From

ALTAIR NANOTECHNOLOGIES ANNOUNCES $10 MILLION
PRIVATE PLACEMENT

RENO, NV – October 6, 2008 -- Altair Nanotechnologies Inc. (Nasdaq: ALTI), a leading provider of advanced materials and products for power and energy systems, today announced the execution of an agreement for a $10 million private placement of its common stock to Al Yousuf LLC and resolution of their potential claims associated with their 2007 investment.  In November 2007, Altair announced the completion of a $40 million private placement with Al Yousuf LLC.

Under the terms of the purchase and settlement agreement, Altair has agreed to issue an aggregate of 8,000,000 shares of common stock to Al Yousuf LLC.  5,882,353 shares are being acquired by Al Yousuf LLC at a purchase price of $1.70 per share and 2,117,647 shares are being provided in exchange for a release of potential breach of contract and other claims related to the 2007 investment.  Under the 2007 purchase agreement, Altair made certain representations and warranties related to its inventory, warranty reserve and similar matters that were affected by the write-offs and warranty offers announced in March 2008.   All of the shares will be contractually restricted from resale for at least two years, with one-third of the shares being released from this restriction on the second, third and fourth anniversaries respectively.  Altair has granted Al Yousuf registration rights related with respect to the shares.

“This investment demonstrates a deepening of our strategic relationship with Al Yousuf and a strong validation of the confidence we both share in Altair’s power and energy technologies,” said Terry M. Copeland, Altair's chief executive officer.  “The proceeds from this funding will be used to support manufacturing growth, working capital and general corporate purposes as we expand the production of our advanced power and energy storage products.”

"As Altair’s recent outstanding independent testing results confirm, we continue to see the tremendous global growth opportunity for the company’s innovative battery technology in both the transportation and stationary power markets," said Eqbal Al Yousuf, President of Al Yousuf LLC. “We are excited about the opportunity to expand our relationship with Altair and look forward to helping the company bring its powerful energy solutions to market.”

The share price for the transaction was negotiated based on the 10-day average closing price between September 22, 2008 and October 3, 2008. The discount to market was negotiated as part of Al Yousuf’s agreement to the extended resale restriction period.

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ALTAIR NANOTECHNOLOGIES ANNOUNCES $10 MILLION
PRIVATE PLACEMENT

In addition, Al Yousuf LLC will receive two seats on the company’s Board of Directors.  The first board member, Eqbal Al Yousuf, President of Al Yousuf LLC, will be added at the close of the transaction and the second will be added at the company’s annual shareholders’ meeting in May 2009.  The company plans to ask for shareholder approval to expand the board, Altair reported.

ABOUT THE AL YOUSUF LLC

Al Yousuf LLC was founded in Dubai in 1953 and since that time has steadily grown to become one of the leading commercial groups in the United Arab Emirates. Al Yousuf operates in a wide range of industries including automobiles, marine, manufacturing, real estate, information and communication technology, electronic goods and chemicals. Al Yousuf now has a network of subsidiaries and associate companies that in aggregate have more than 3,000 employees.

With partnership at the core of all of its activities, Al Yousuf has developed strong value-added relationships with major international companies such as Chevrolet, Yamaha, Daihatsu, Daewoo and Suzuki in the automotive and marine sectors, LG in electronics and ATI/Sapphire, CNet, Concerto-Aspect, Epson NEC, SimpleTech and ViewSonic in the information and communication technology sector.

Al Yousuf is constantly seeking new opportunities to partner with regional and world brands that are looking to expand to new markets. Increasingly, these companies are recognizing the advantages of partnering with Al Yousuf - a global organization with a track record of strong, continuous growth, solid support from its business partners, a dedicated and loyal workforce and the Royal Family's vision as its guide.

ABOUT ALTAIR NANOTECHNOLOGIES INC.

Altair is charging the energy revolution with their proprietary nano-lithium titanate material.  This unique material is incorporated into energy storage solutions for the stationary power and transportation markets.  A seasoned management team complements Altair's leading edge scientists and engineers with substantial experience in commercializing innovative, disruptive technologies.  For more information visit www.altarinano.com.

Forward-Looking Statements

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the

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ALTAIR NANOTECHNOLOGIES ANNOUNCES $10 MILLION
PRIVATE PLACEMENT

"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of the advanced lithium ion-based batteries and related products described herein will not be completed for technical, political, strategic or other reasons; that any products developed will not perform as expected in future testing or real-world applications; and that even if full commercialization occurs, product sales may be limited and costs associated with production may exceed revenues. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

Institutional Investors:
Altair Nanotechnologies Inc.
C. Robert Pedraza
Vice President, Corporate Strategy
775. 856.2500
rpedraza@altairnano.com

Individual Investors:
Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

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